Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CERES, INC.
          Ceres, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), hereby certifies as follows:
          FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 29, 1996 under the name Ceres, Inc.
          SECOND: This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 25, 2010 and the amendment filed with the Secretary of State of the State of Delaware on August 1, 2011.
          THIRD: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law.
          FOURTH: This Amended and Restated Certificate of Incorporation shall become effective immediately upon filing with the Secretary of State of the State of Delaware (such time of effectiveness, the “Effective Time”).
          FIFTH: The Certificate of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:
ARTICLE I — NAME
          The name of the company is Ceres, Inc.
ARTICLE II — AGENT
          The registered office of the Corporation in the state of Delaware is located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, and the name of the Corporation’s registered agent at such address is National Registered Agents, Inc.
ARTICLE III — PURPOSE
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV — STOCK
          Section 1. Authorized Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), of which (i) Four Hundred Ninety Million (490,000,000) shares shall be designated as common stock, par value $0.01 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be designated as preferred stock, par value $0.01 per share (the “Preferred Stock”).
          Section 2. Preferred Stock. Subject to the limitations and in the manner provided by the laws of the State of Delaware, shares of Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation (the “Board”) is hereby authorized to (i) establish and designate series of Preferred Stock, (ii) fix or alter the number of shares constituting each series, including increasing or decreasing the number of shares constituting each series (but not below the number of shares of such series then outstanding), and (iii) fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating optional or other special rights, and qualifications, limitations or restrictions of the shares of each series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.
          Section 3. Voting Rights. Except as otherwise provided by the laws of the State of Delaware or by the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation; provided however, that, except as otherwise required by the laws of the State of Delaware, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock).
          Section 4. No Class Vote on Changes In Authorized Number of Shares of Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto).

ARTICLE V — BOARD OF DIRECTORS
          Section 1. Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of such directors then in office.
          Section 2. Classified Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, at the Effective Time, the Board shall be divided into three classes: Class I, Class II and Class III. The Board may assign members of the Board already in office to each such class, which assignment shall become effective at the Effective Time. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. The number of directors in each class shall be as nearly equal as possible. To the extent any additional directors are appointed prior to the Corporation’s first Annual Meeting of Stockholders after the Effective Time, the Board, by resolution, shall determine the class of such additional directors. The directors in Class I shall be elected for a term expiring at the first Annual Meeting of Stockholders after the Effective Time, the directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders after the Effective Time, and the directors in Class III shall be elected for a term expiring at the third Annual Meeting of Stockholders after the Effective Time. Commencing at the first Annual Meeting of Stockholders after the Effective Time, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified, or until such director’s earlier death, resignation or removal.
          Section 3. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board relating thereto, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, retirement or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director, and not by the stockholders of the Corporation. Any director appointed in accordance with the previous sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board shall, subject to Section 2 of Article II hereof, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by the laws of the State of Delaware, shall exercise the powers of the full Board until the vacancy is filled.

          Section 4. Voting. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
          Section 5. Removal. Subject to the rights, if any, of the holders of any series of any series of Preferred Stock to elect directors and to remove any director whom the holders of any such series have the right to elect, no director (including persons elected by directors to fill vacancies in the Board) may be removed except for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VI — STOCKHOLDER MATTERS
          Section 1. No Action by Written Consent. Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders of the Corporation and no action shall be taken by the stockholders by written consent.
          Section 2. Special Meeting of Stockholders. Special meetings of stockholders may be called only on the order of a majority of the Board, the Chairman of the Board, the Chief Executive Officer or the President (in the absence of a chief executive officer).
          Section 3. Advance Notice of Stockholder Nominations. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
ARTICLE VII — AMENDMENT OF BYLAWS
          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by the laws of the State of Delaware, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to adopt, amend or repeal any Bylaw.
ARTICLE VIII — AMENDMENT OF CERTIFICATE OF INCORPORATION
          The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred to stockholders are granted subject to this reservation. Notwithstanding any other provision contained in this Amended and Restated Certificate of Incorporation or any provision of the laws of the State of Delaware which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of a particular class or series of the capital stock of the Corporation, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order to amend, alter or repeal any provision of this Article VIII, Article V, Article VI, and Article VII (including without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article) of this Amended and Restated Certificate of Incorporation.
ARTICLE IX — LIMITATION OF DIRECTOR LIABILITY
          Section 1. Elimination of Certain Liability of Directors. To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the foregoing, if the Delaware General Corporation Law is amended after the Effective Date to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, modification or repeal of this paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
          Section 2. Amendment or Repeal. Any amendment, modification or repeal of this paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
     IN WITNESS WHEREOF, the undersigned hereby signs this Amended and Restated Certificate of Incorporation on this [•] day of [•], 2011.

CERES, INC.

By:
Name:	Richard W. Hamilton, Ph.D.
Title:	President and Chief Executive Officer

By:
Name:	Wilfriede van Assche
Title:	Secretary

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